EXHIBIT 4.11


                                VOTING AGREEMENT


         THIS VOTING AGREEMENT, dated as of January 17, 1997 (this "Agreement"), is by and among PB CAPITAL PARTNERS, L.P., a Delaware limited partnership ("PB"), PERINI CORPORATION, a Massachusetts corporation (the "Corporation"), DAVID B. PERINI ("D. Perini"), PERINI MEMORIAL FOUNDATION (the "Foundation"), DAVID B. PERINI TESTAMENTARY TRUST (the "Trust"), RONALD N. TUTOR ("Tutor"), and TUTOR-SALIBA CORPORATION ("Tutor-Saliba"). PB, D. Perini, the Foundation, the Trust, Tutor, and Tutor-Saliba are referred to collectively herein as the "Stockholders" and each individually as a "Stockholder."

         WHEREAS, each Stockholder is the record and beneficial owner of (1) that number of shares of Common Stock, par value $1.00 per share ("Common Stock"), (2) that number of Series B Cumulative Convertible Preferred Stock ("Series B Cumulative Convertible Preferred Stock"), and (3) that number of Series A Junior Participating Cumulative Preferred Stock ("Series A Junior Participating Stock") of the Corporation, set forth opposite such Stockholder's name on Exhibit A attached hereto (the Common Stock, Series B Cumulative Convertible Preferred Stock, and Series A Junior Participating Stock, together with any other series or classes of voting stock to be issued by the Corporation, collectively the "Perini Voting Stock"); and

         WHEREAS, pursuant to a Stock Purchase and Sale Agreement, dated as of July 24, 1996, as amended, by and among PB, Richard C. Blum & Associates, L.P. ("RCBA") and the Corporation (the "Stock Purchase Agreement"), the Corporation has agreed to sell to PB, and PB has agreed to purchase from the Corporation, 150,150 shares of Series B Cumulative Convertible Preferred Stock in consideration for the payment to the Corporation of $30,030,000.00; and

         WHEREAS, PB has made the execution of this Voting Agreement a condition to the purchase of the shares of Series B Cumulative Convertible Preferred Stock and regards this Voting Agreement as integral to the economic value of such securities; and

         WHEREAS, PB (together with certain of its assigns) is simultaneously purchasing such securities; and

         WHEREAS, in order to induce PB to enter into the Stock Purchase Agreement, the Stockholders desire to enter into this Agreement, which shall inure to the benefit of PB;

         NOW, THEREFORE, for and in consideration of $10.00 and the premises and mutual covenants and agreements hereinafter contained, the Stockholders hereby agree as follows:

         1. Voting of Shares for Election of Directors. Each Stockholder hereby agrees to vote or cause to be voted all Perini Voting Stock owned or hereafter acquired by him or it, or over which he or it has voting control in such Stockholder's own right, in favor of the election to the Board of Directors of the representative designated by PB at the next annual or special meeting of stockholders at which directors will be elected ("Meeting"), which Director shall serve until his successor is elected and qualified or until his earlier resignation or removal. At any time during the term of this Agreement, the Corporation shall cause the nomination for election to the Board of Directors of the representatives of PB designated in accordance with the Certificate of Vote of directors setting forth the terms of the Series B Cumulative Convertible Preferred Stock, and shall call such stockholders' meetings as may be necessary or requested by PB to effect any such election. The representatives designated by PB shall be reasonably satisfactory to the Corporation.

         2. Term. This Agreement shall remain in force and effect until immediately after the holding of the next Meeting at which the Director designated pursuant to Section 1 is elected.

         3. Changes in Common Stock. In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the stockholders of the Corporation pursuant to a plan of merger) are issued on, or in exchange for, any of the shares of the Perini Voting Stock held by the Stockholders by reason of any stock dividend, stock split, consolidation of shares, reclassification, or consolidation involving the Corporation, such shares or securities shall be deemed to be Perini Stock for purposes of this Agreement.

         4. Representations of Stockholders. Each Stockholder hereby represents and warrants that (i) he owns and has the right to vote the number of shares of the Perini Voting Stock set forth opposite his name on Exhibit A attached hereto, (ii) each of the Stockholders has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement that would conflict with the purposes or provisions of this Agreement, and (iii) he will not take any action inconsistent with the purposes and provisions of this Agreement.

         5. Enforceability; Validity. Irreparable damage would result in the event that the provisions of this Agreement are not specifically enforced. Therefore, the rights to, or obligations of, the parties hereto shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, and all other remedies provided for in this Agreement, shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         6. Benefit. Subject to the provisions of Section 9, this Agreement shall be binding upon, and inure to the benefit of, the respective parties hereto and their successors, assigns, and transferees.

         7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within the Commonwealth of Massachusetts

         8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9. Legending. Upon the execution of this Agreement, each certificate or other instrument for Perini Voting Securities now registered or to be issued in the name of the Stockholders shall be endorsed by the Secretary of the Corporation as follows:

         "This certificate is subject to that certain Voting Agreement dated as of January 17, 1997 by and among the Corporation and certain of the holders of its voting stock, a copy of which is on file in the office of the Corporation and is available upon request of any Stockholder without charge."

Provided, however, that each of the Trust and the Foundation shall be entitled to withhold from the legending required by this Section up to ten percent (10%) of its Perini Voting Stock and that such stock -- if disposed of to an unaffiliated third party prior to the Meeting -- shall not be subject to this Voting Agreement.

         10. Terms. All terms not otherwise defined in this Agreement shall have the meaning set forth in the Stock Purchase Agreement.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.










PERINI CORPORATION                       PB CAPITAL PARTNERS, L.P.

By:__________________________            By: Richard C. Blum & Associates, L.P.,
Name:                                    its General Partner
Title:
                                         By: Richard C. Blum & Associates, Inc.,
                                         its General Partner

                                         By:______________________________
                                         Name:
                                         Title:


DAVID B. PERINI                          PERINI MEMORIAL FOUNDATION


_____________________________            By:________________________________
                                         Name:
                                         Title:


DAVID B. PERINI TESTAMENTARY             RONALD N. TUTOR
TRUST

By:__________________________
Name:                                    ___________________________________
Title:


TUTOR-SALIBA CORP.


By:__________________________
Name:
Title:







                                    EXHIBIT A


--------------------- ------------------------------- --------------------------

                                       SERIES B CUMULATIVE     SERIES A JUNIOR
                                       CONVERTIBLE PREFERRED   PARTICIPATING
                        COMMON STOCK          STOCK            PREFERRED STOCK
--------------------- ---------------- --------------------- -------------------
--------------------- ---------------- --------------------- -------------------

PB Capital            0                92,350                0
Partners, L.P.
--------------------- ---------------- --------------------- -------------------
--------------------- ---------------- --------------------- -------------------

David Perini          59,594           0                     0
--------------------- ---------------- --------------------- -------------------
--------------------- ---------------- --------------------- -------------------

Perini Memorial       205,449          0                     0
Foundation
--------------------- ---------------- --------------------- -------------------
--------------------- ---------------- --------------------- -------------------

David B. Perini       56,499           0                     0
Testamentary Trust
--------------------- ---------------- --------------------- -------------------
--------------------- ---------------- --------------------- -------------------

Ronald N. Tutor       0                0                     0
--------------------- ---------------- --------------------- -------------------
--------------------- ---------------- --------------------- -------------------

Tutor-Saliba          351,318          0                     0
 Corporation
--------------------- ---------------- --------------------- -------------------

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